Exhibit 10.11
LAUREL SAVINGS BANK
AMENDED AND RESTATED TRUSTEE SPLIT DOLLAR AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made effective this                      day of July 2006 (the “Effective Date”), by and between Laurel Savings Bank (the “Bank”), a state-chartered savings bank located in Allison Park, Pennsylvania and                                                              (the “Trustee”). This Agreement shall append the Split Dollar Endorsement entered into as of January 1, 2004, by and between the aforementioned parties, intending to be legally bound hereby.
INTRODUCTION
     The Bank and the Trustee previously entered into a certain Trustee Split Dollar Agreement effective as of January 1, 2004 (the “Prior Agreement”). This Agreement amends and restates the Prior Agreement in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005, with none of the benefits payable under this Agreement to be deemed grandfathered for purposes of Section 409A of the Code.
     To encourage the Trustee to remain a member of the Bank’s Board of Trustees, the Bank is willing to divide the death proceeds of a life insurance policy on the Trustee’s life. The Bank will pay life insurance premiums from its general assets.
Article 1
General Definitions
     Whenever used in this Agreement, the following terms shall have the meanings specified:
     1.1 “Change in Control” means a change in the ownership of the Bank or the Corporation, a change in the effective control of the Bank or the Corporation or a change in the ownership of a substantial portion of the assets of the Bank or the Corporation as provided under Section 409A of the Code and the regulations thereunder.
     1.2 “Code” means the Internal Revenue Code of 1986, as amended.
     1.3 “Corporation” means Laurel Capital Group, Inc.
     1.4 “Insured” means the Trustee.
     1.5 “Insurer” means                                                                                     Insurance Company.
     1.6 “Policy” means insurance policy #                                          issued by the Insurer.

     1.7 “Separation from Service” shall mean separation from service within the meaning of Section 409A of the Code and the regulations thereunder.
     1.8 “Termination of Service” means a Separation from Service as a member of the Board of Trustees of the Bank or the Holding Company for any reason other of death.
Article 2
Policy Ownership/Interests
     2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the direct beneficiary of the death proceeds of the Policy remaining after the Trustee’s interest is determined according to Section 2.2 below.
     2.2 Trustee’s Interest. Subject to the provisions of Article 4, the Trustee shall have the right to designate the beneficiary of $100,000 of death proceeds. The Trustee shall also have the right to elect and change settlement options that may be permitted.
     2.3 Comparable Coverage. Upon execution of this Agreement, the Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Trustee’s interest in the Policy. However, the Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Bank’ creditors.
     2.4 Option to Purchase. The Bank shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Trustee or the Trustee’s transferee the option to purchase the Policy for a period of sixty days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not apply if this Agreement has terminated pursuant to Article 4.
Article 3
Premiums
     3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.
     3.2 Imputed Income. The Bank shall impute income to the Trustee in an amount equal to the annual cost of current life insurance protection on the life of the Trustee measured by the lesser of the Table 2001 rate set forth in Notice 2002-8 (or the corresponding applicable provision of any later Revenue Ruling) or the Insurer’s current published premium rate for annually renewable term insurance for standard risks; provided that the Insurer’s current published premium rate meets the limitations set forth in Notice 2002-8 (or the corresponding applicable provision of any later Revenue Ruling.) The Bank will provide each Trustee with an annual statement of the amount of income reportable by the Trustee for federal and state income tax purposes as a result of such imputed income.

Article 4
General Limitations
     4.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Trustee’s service for:
     4.1.1 Gross negligence or gross neglect of duties;
     4.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude;
     4.1.3 Breach by the Trustee of a fiduciary duty to the Bank involving personal profit; or
     4.1.4 Fraud, disloyalty, dishonesty or willful violation of any law, rule or regulation (other than traffic violations or similar offences) or final cease and desist order or material breach of any material provision of this Agreement or significant Bank policy committed in connection with the Trustee’s service and resulting in an adverse effect on the Bank.
     4.2 Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Trustee is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.
     4.3 Competition after Termination of Service. The Trustee shall forfeit his or her right to any further benefits if the Trustee, without the prior written consent of the Bank, violates any one of the following described restrictive covenants.
     4.3.1 Non-compete Provision. The Trustee shall not, for a period of 12 months following termination of service, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, trustee, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of five percent (5%) or less in the stock of a publicly traded company):
     (i) become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Trustee’s responsibilities will include providing banking or other financial services within the twenty-five (25) miles of the main office maintained by the Bank as of the date of the termination of the Trustee’s service;

     (ii) participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Trustee’s service;
     (iii) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contracts, or accounts for services of a kind or nature like or substantially similar to the services performed or products sold by the Bank or any of its subsidiaries (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Bank or any of its subsidiaries provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Trustee’s service; or
     (iv) divulge, disclose, or communicate to others in any manner whatsoever, any non-public confidential information of the Corporation or the Bank or any of its subsidiaries including, but not limited to, the names and addresses of customers or prospective customers of the Bank or any of its subsidiaries, as they may have existed from time to time, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank or any of its subsidiaries, earnings or other information concerning the Corporation or the Bank or any of its subsidiaries. The restrictions contained in this subparagraph (iv) apply to all nonpublic confidential information regarding the Corporation or the Bank or any of its subsidiaries regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, the restriction set forth in this paragraph shall not apply to any information that becomes known to the general public from sources other than the Trustee.
     4.3.2 Judicial Remedies. In the event of a breach or threatened breach by the Trustee of any provision of these restrictions, the Trustee recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank or any of its subsidiaries, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank or any of its subsidiaries. Accordingly, in the event of a breach or threatened breach of this Agreement, the Trustee consents to the Bank’s or any of its subsidiaries’ entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’s or any of its subsidiaries’ rights hereunder and preventing the Trustee from further breaching any of his or her obligations set forth herein. The Trustee expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank or any of its subsidiaries post a bond as a condition of obtaining any of the above-

described remedies. Nothing herein shall be construed as prohibiting the Bank or any of its subsidiaries from pursuing any other remedies available to the Bank or any of its subsidiaries at law or in equity for such breach or threatened breach, including the recovery of damages from the Trustee. The Trustee expressly acknowledges and agrees that: (i) the restrictions set forth in Section 4.3.1 are reasonable in terms of scope, duration, geographic area and otherwise, (ii) the protections afforded the Bank or any of its subsidiaries in Section 4.3.1 are necessary to protect its legitimate business interest (iii) the restrictions set forth in Section 4.3.1 will not be materially adverse to the Trustee’s service with the Bank, and (iv) his or her agreement to observe such restrictions forms a material part of the consideration for this Agreement.
     4.3.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.
     4.3.4 Change in Control. The non-compete provision detailed in Section 4.4.1 hereof shall not be enforceable following a Change in Control.
     4.4 Suicide or Misstatement. No benefits shall be payable if the Trustee commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Trustee on any application for life insurance purchased by the Bank. The Bank shall have no liability to the Trustee for any denial of coverage by the insurance company.
     4.5 Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
Article 5
Assignment
     The Trustee may not assign any or all interests in his or her Policy and in this Agreement to any person, entity or trust except, notwithstanding the foregoing, the Trustee may assign all interests in his or her Policy and this Agreement to an irrevocable life insurance trust created by the Trustee. In the event a Trustee shall transfer all of his or her interest in the Policy pursuant to the foregoing exception, then all of that Trustee’s interest in his or her Policy and in this Agreement shall be vested in his or her transferee, subject to such transferee executing agreements binding them to the provisions of this Agreement, who shall be substituted as a party hereunder, and that Trustee shall have no further interest in his or her Policy or in this Agreement.

Article 6
Insurer
     The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement, except to the extent of any endorsement filed with the Insurer. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Agreement.
Article 7
Claims Procedure
     7.1 Claims Procedure. A Trustee or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
     7.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.
     7.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     7.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     7.1.3.1 The specific reasons for the denial;
     7.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based;
     7.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and
     7.1.3.4 An explanation of the Agreement’s review procedure and the time limits applicable to such procedure.

     7.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:
     7.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.
     7.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.
     7.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     7.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     7.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     7.2.5.1 The specific reasons for the denial;
     7.2.5.2 A reference to the specific provisions of the Agreement on which the denial is based; and
     7.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.
Article 8
Amendments and Termination
     This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Trustee, except as provided by the provisions of Article 4 and except as set forth below. Notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code. In no event shall the Corporation or the Bank be liable for any taxes or interest penalties incurred by the Insured under Section 409A of the Code.
Article 9
Miscellaneous
     9.1 Binding Effect. This Agreement shall bind the Trustee and the Bank, their successors, beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.
     9.2 No Guarantee of Service. This Agreement is not a service policy or contract. It does not give the Trustee the right to remain a trustee of the Bank, nor does it interfere with the Bank’s right, to the extent of its ability under applicable law and regulation and its articles of incorporation and bylaws, to discharge the Trustee. It also neither requires the Trustee to remain a trustee of the Bank nor interferes with the Trustee’s right to terminate service at any time.
     9.3 Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
     9.4 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under the Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.
     9.5 Unfunded Arrangement. The Trustee and the beneficiary thereof are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. Except as otherwise provided herein, the rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Trustee’s life is a general asset of the Bank to which the Trustee and beneficiary have no preferred or secured claim.
     9.6 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Trustee as to the subject matter hereof. No rights are granted to the Trustee by virtue of this Agreement other than those specifically set forth herein.
     9.7 Administrator. The Bank shall be the administrator under this Agreement. The Bank may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

     9.8 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:
     9.8.1 Interpreting the provisions of the Agreement;
     9.8.2 Establishing and revising the method of accounting for the Agreement;
     9.8.3 Maintaining a record of benefit payments; and
     9.8.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and
     9.8.5. Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
     9.9 Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Trustee may have with the Bank.
     9.10 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

TRUSTEE:	LAUREL SAVINGS BANK:

By

Title

     By execution hereof, Laurel Capital Group, Inc. consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:	LAUREL CAPITAL GROUP, INC.:

By

Title

LAUREL SAVINGS BANK
TRUSTEE SPLIT DOLLAR POLICY ENDORSEMENT
ATTACHED TO POLICY NUMBER
ON THE LIFE OF [Insured]
     The undersigned Owner requests that the above-referenced policy issued by                                                              (“Insurer”) shall provide for the following beneficiary designation and limited contract ownership rights to the Insured:
     1. Upon the death of the insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of its interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.
     2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in a lump sum to each of the named beneficiaries based on the percentage thereof to be provided thereto.

PRIMARY BENEFICIARIES, RELATIONSHIP/SOCIAL SECURITY NUMBER/PERCENTAGE

CONTINGENT BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER/PERCENTAGE
     The exclusive right to change the beneficiary for the proceeds payable under this paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph which are available under the terms of the policy and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.
     3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

     4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.
     The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.
     This endorsement rescinds and supercedes any/all prior endorsements for this policy and is effective as of January 1, 2004.

INSURED:	OWNER:
Laurel Savings Bank

By:

Insured	Title: